Exhibit 99.1

Inventure Foods Reports Record First Quarter 2011 Results

Net Revenues up 16.7%; Gross Profit increases 15.8%; $3.5 million of EBITDA; Record $0.08 EPS

PHOENIX — April 27, 2011 — Inventure Foods, Inc. (Nasdaq: SNAK), a leading specialty food maker and marketer, today reported record financial results for the first quarter ending March 26, 2011, highlighted by net revenue growth in both the Snack and Rader divisions and record first quarter earnings of $0.08 per fully diluted share.

First Quarter 2011 Financial Results

Inventure generated net revenue of $36.6 million for the first quarter, an increase of 16.7%, or $5.2 million versus the prior-year first quarter.  Snack division net revenue posted a 12.4% increase over the same quarter a year ago to $21.7 million, which was led by a 44.7% increase in revenues and continued strong demand for Boulder Canyon Natural Foods™ products. The Snack division also experienced a second consecutive quarter of resurgent growth in the T.G.I.Friday’s® brand, which increased 17.6% from the prior year.  Other key growth drivers for the division included a 31.3% gain in Private Label and a 7.7% increase in the BURGER KING™ brand.  These gains were partially offset by a decline in the Poore Brothers® brand.

Rader division net revenue, which includes Jamba® All Natural Smoothies, totaled $14.9 million for the quarter, up 23.6% over the prior-year period.  Excluding Jamba®, Rader division net revenues increased 6.7% for the quarter.  Jamba® net revenue for the quarter totaled $2.1 million ($2.5 million gross), which was in line with the Company’s expectations, and reflected the start of Jamba’s® nationwide rollout and the adding of a fourth flavor, Caribbean Passion®.

Consolidated net income for the quarter was $1.4 million, or $0.08 per fully diluted share, compared to $1.2 million, or $0.07 per fully diluted share, in the first quarter of 2010.

Consolidated EBITDA for the quarter was $3.5 million, or 9.6% of net revenue, an increase of 9.1% compared to the first quarter of last year.  A table reconciling EBITDA to net income is presented at the end of the consolidated financial statements included in this release.

Other first quarter financial highlights include:

•                  Gross profit of $7.9 million, or 21.6% of net revenues, was up 15.8% in dollars and down 20 basis points compared to last year.  This was due to a sizable increase in Snack division margins, which was attributable to strong volume growth in the Company’s profitable brands and profitable channels. The impact on overall Snack margins was particularly evident in the 40% increase in pounds driven through the Bluffton facility.  This increase was partially offset by lower margins at Rader Farms, attributable to the higher cost of berries relative to the prior year.

•                  Selling, General and Administrative (SG&A) expenses totaled $5.5 million for the quarter, or 15.0% of net revenues - an increase of $0.9 million and 50 basis points compared to the first quarter of the prior year. Continued investment in both Boulder Canyon™ and Jamba®, including increased marketing, sampling, and public relations efforts, drove a majority of this increase and reflects the Company’s sustained focus on its Healthy/Natural brand investment.

Management Commentary

“Our record first quarter 2011 earnings have carried Inventure Foods’ momentum into the new year,” said Terry McDaniel, Chief Executive Officer of Inventure Foods. “We are off to quality starts in both our Snack and Rader divisions as we continue to deliver year-over-year revenue and earnings growth. Our Healthy/Natural portfolio now represents 53% of total revenue, having increased 27% from the first quarter of 2010. As we continue to focus resources on building our “better-for-you” group of products, we hope that it will continue to gain a larger share of total company revenues.

“We continue to invest in our brands, supporting them with talented new sales hires to strengthen our Jamba® and Boulder Canyon® expansion, while targeting our SG&A spend to deliver successful trade and promotional efforts across the portfolio. Jamba® continues to perform above our expectations, delivering $2.5 million in gross revenues, which was achieved with very little new business.  We believe Jamba® is poised for a strong second quarter as we continue to execute the national roll-out. Early customer feedback and acceptance has been very encouraging and reflective of our expectations relating to the original roll out.  Boulder Canyon continues its strong momentum as we expand geographically and add new products to the portfolio. We are also excited by the resurgent first quarter growth of T.G.I.Friday’s®. The 7.0% increase in our Indulgent/Specialty portfolio was primarily the result of its strength.”

McDaniel concluded: “In terms of capital, we continue to position ourselves for the future with meaningful capital expenditures. We are currently on track to complete the addition of several new kettles while increasing the number of packaging lines at our Goodyear facility, a project that began last year in order to further expand capacity and increase efficiencies.  In summary, we are very pleased with Inventure’s first quarter results and continued momentum in our brands.”

Conference Call

Inventure Foods’ executive management team will host a conference call today at 11 a.m. ET to discuss the Company’s first quarter 2011 results and comment on its future outlook. To participate in the conference call, please call (877) 853-7702 toll-free, or (408) 940-3848 for international callers. A live webcast of the call will also be available at www.inventurefoods.com and will be archived for one year following today’s event.

About Inventure Foods, Inc.

With manufacturing facilities in Arizona, Indiana and Washington, Inventure Foods, Inc. (Nasdaq: SNAK) is a manufacturer and marketer of Intensely Different™ food brands under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Poore Brothers®, Bob’s Texas Style®, BURGER KING™, Boulder Canyon Natural Foods™, Tato Skins®, Rader Farms® and Jamba®. For further information about Inventure Foods, please visit www.inventurefoods.com.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, the possibility that we will need additional financing due to future operating losses or in order to implement the Company’s business strategy, acquisition-related risks, the volatility of the market price of the Company’s common stock, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

Contact:

Inventure Foods, Inc.

Steve Weinberger, Chief Financial Officer

(623) 932-6200

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended
	March 26, 2011	March 27, 2010
	(unaudited)	(unaudited)
Net revenues	$36,640,683	$31,396,190
Cost of revenues	28,710,187	24,550,317
Gross profit	7,930,496	6,845,873
Selling, general & administrative expenses	5,509,259	4,559,965
Operating income	2,421,237	2,285,908
Interest expense, net	218,710	216,383
Income before income taxes	2,202,527	2,069,525
Income tax provision	796,345	823,128
Net income	$1,406,182	$1,246,397

Earnings per common share:
Basic	$0.08	$0.07
Diluted	$0.08	$0.07
Weighted average number of common shares:
Basic	18,010,668	17,875,693
Diluted	18,698,393	18,149,228

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 26, 2011	December 25, 2010
	(unaudited)	(audited)
Current assets:
Cash	$820,608	$980,547
Accounts receivable, net allowance	13,328,862	11,703,056
Inventories	22,084,883	21,814,930
Deferred income tax asset	655,274	621,801
Other current assets	1,109,798	1,295,837
Total current assets	37,999,425	36,416,171

Property and equipment, net	29,530,798	28,007,869
Goodwill	11,616,225	11,616,225
Trademarks and other intangibles, net	2,064,660	2,075,160
Other assets	792,816	705,442
Total assets	$82,003,924	$78,820,867

Current liabilities:
Accounts payable	$10,811,139	$7,707,475
Accrued liabilities	6,654,129	6,452,845
Current portion of long-term debt	1,715,008	1,692,193
Total current liabilities	19,180,276	15,852,513

Long-term debt, less current portion	11,190,507	11,567,800
Line of credit	7,617,969	9,096,892
Interest rate swaps	580,223	649,389
Deferred income tax liability	3,364,406	3,337,290
Other liabilities	624,293	527,325
Total liabilities	42,557,674	41,031,209

Shareholders’ equity:
Common stock	183,969	183,729
Additional paid-in capital	26,765,169	26,557,191
Accumulated other comprehensive loss	(264,710)	(306,902)
Retained earnings	13,233,017	11,826,835
	39,917,445	38,260,853

Less: treasury stock	(471,195)	(471,195)
Total shareholders’ equity	39,446,250	37,789,658
Total liabilities and shareholders’ equity	$82,003,924	$78,820,867

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

RECONCILIATION

	Quarter Ended
	March 26, 2011	March 27, 2010
	(unaudited)	(unaudited)
Reconciliation — EBITDA (1):
Reported net income	$1,406,182	$1,246,397
Add back: Interest, net	218,710	216,383
Add back: Income tax provision	796,345	823,128
Add back: Depreciation	1,074,115	916,199
Add back: Amortization of intangible assets	10,500	10,500
EBITDA	$3,505,852	$3,212,607

(1)   EBITDA is presented as a supplemental performance measure and is not intended as an alternative to net income or any other measure calculated in accordance with generally accepted accounting principles. Further, EBITDA may not be comparable to similarly titled measures used by other companies.